EXHIBIT 10.42
November 10, 2014

Dr. Theodore L. Tewksbury III
c/o Entropic Communications Inc.
6350 Sequence Drive
San Diego, CA 92130

Dear Ted:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.
Position. You will serve in a full-time capacity of Chief Executive Officer and President (Interim) working from the Company’s headquarters in San Diego, California. You will report to the Board of Directors. You shall remain on the Board of Directors for so long as you remain Company’s CEO (Interim or if formally appointed).

2.	Salary. You will be paid at a semi-monthly rate of $17,708.34 (or $425,000.16 annualized) payable in accordance with the Company’s standard payroll practices.

3.
Equity Award. As an incentive to accept Entropic’s offer of employment, subject to the approval of the Company’s Board of Directors which has been received, you will receive an option to purchase 100,000 (one hundred thousand) shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant, which shall be November 10, 2014 (“Inducement Stock Option Award”). Subject to your continued active employment, the Inducement Stock Option Award will vest over a six month period, 50% on February 10, 2015 and the remainder in three equal monthly installments thereafter, such that the option will be fully vested on May 10, 2015. You will be eligible for full acceleration of the Inducement Stock Option Award and extension of the post-termination exercise period under certain conditions details in Section 8 below. The Inducement Stock Option Award will be granted and subject to the terms of the of the Company’s equity plan in effect on the date of grant and the Company’s standard award agreement in effect on the date of grant, which you will be required to sign/accept as a condition of receiving the award. Vesting will be contingent upon your continued employment with and “Continuous Service" in accordance with and as defined in the Plan during the period beginning with the date of grant and ending on each vesting date.

4.
Incentive Bonus. In the event that you are formally appointed CEO and President of the Company, you will be eligible for an annual bonus in accordance with the Company’s Management Bonus Plan in effect at the time of the appointment. Your target annual incentive will be determined and conveyed in a separate written agreement at the time of appointment. All bonus payments are made at the discretion of the Company.

5.
Commuting/Relocation Assistance.  The location of this position is the Company’s headquarters in San Diego, CA. The Company is prepared to assist you with the expenses relating to commuting from your principal place of residence in Northern California to the San Diego, California area up to a maximum of $5,000 per month and in accordance with the terms and conditions as detailed in the Commuting Agreement and Commuting Expense Guidelines attached as EXHIBIT A.

6.
Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

7.
At Will Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer.

8.
Termination of Employment. Should your employment be terminated under any of the following circumstances: 1) following a Change of Control of the Company; 2) involuntary terminated without Cause (as defined in the Change of Control Agreement attached herein as EXHIBIT B); or 3) a mutual agreement with the Company that you will voluntary resign, you will be eligible for immediate and full acceleration of the unvested shares of the Inducement Stock Option Award and an extension of time to exercise all vested shares to the earlier of six (6) months after your date of termination or the original maximum contractual term of the stock option. Entitlement to this benefit is conditioned upon and subject to execution of a full general release, substantially in the form attached herein as EXHIBIT C, within forty-five (45) days of your date of termination, releasing all claims, known or unknown, you may have against the Company relating to your employment with the Company.

9.
Resignation from the Board. Should your employment terminate for any reason, or in the event you cease to remain the Company’s CEO for any other reason, you shall immediately resign from the Board of Directors unless otherwise unanimously requested by all the other members of the Board of Directors

10.
Legal Proof of Identity & Authorization to Work. As required by law, your employment with the Company is contingent upon your providing legal proof of your identify and authorization to work in the United States within three (3) days of the beginning of your employment.

11.
Background Check. This offer and your employment are contingent upon completion of a background check and the satisfactory results. The background check shall be completed following offer acceptance and upon receipt of the requisite personal information and a signed release form.

12.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as EXHIBIT D.

13.	Change of Control Agreement. The Company will enter into a Change of Control Agreement attached hereto as EXHIBIT B.

14.
Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder (holding more than 1% of an entity’s outstanding shares), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

15.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

16.
Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

17.
Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

18.
Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

19.
Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney’s fees and expert witness costs in addition to any other relief awarded by the trier of fact.

20.
Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

21.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

22.
Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

23.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

Ted, we hope that you find the foregoing terms acceptable and look forward to your acceptance of our offer and the commencement of your employment with the Company. If the terms are agreeable, please sign, date and return a copy of this letter indicating your acceptance. By signing this Offer Letter you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company and you accept each term and condition in this Offer Letter and attached Exhibit(s).

Sincerely,

/S/ Suzanne C. Zoumaras

Suzanne Zoumaras
Senior Vice President, Global Human Resources

I have read and accept this employment offer:

By:    __/S/ __Theodore Tewksbury_______ Dated:    ___Dec. 4, 2014_________
Theodore L. Tewksbury III

EXHIBIT A
Commuting Agreement and Expense Guidelines

EXHIBIT B
Change of Control Agreement

EXHIBIT C
Form of Release Agreement

RELEASE AND WAIVER OF CLAIMS
In consideration of the payments and other benefits set forth in the Offer Letter dated November 10, 2014 (the “Offer Letter”) to which this form is attached, I, Theodore L. Tewksbury III hereby furnish Entropic Communications Incorporated, (the “Company”), with the following release and waiver (“Release and Waiver”).
In exchange for the consideration provided to me by the Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to all known claims or “Unknown Claims” (as further defined below): (1) arising out of or in any way related to my employment with the Company or the termination of that employment; (2) related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4)  tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment & Housing Act (as amended), Worker Adjustment and Retraining Notification Act (WARN) Act, and all claims for attorneys’ fees, costs and expenses. “Unknown Claims” means any and all claims that Employee does not know or suspect to exist in Employee’s favor.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and

Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.
I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information & Inventions Agreement.
This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	12/6/2014	By:	/S/ Theodore Tewksbury
THEODORE L. TEWKSBURY III

EXHIBIT D
Employee Innovations and Proprietary Rights Assignment Agreement